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                                                               Exhibit (h)(4)(a)


                              OMNIBUS FEE AGREEMENT
                              ---------------------

         THIS AGREEMENT is made as of this 22nd day of February, 2001, by and between THE COVENTRY GROUP (the "Trust"), a Massachusetts business trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of several series of shares of beneficial interest ("Shares");

         WHEREAS, the Trust and BISYS have entered into an Administration Agreement, a Fund Accounting Agreement, and Transfer Agency Agreement each of which is dated February 22, 2001, concerning the provision of administration, fund accounting and transfer agency services for the investment portfolios of the Trust advised by Kensington Investment Group (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the parties desire to set forth the compensation payable to BISYS by the Trust under the Administration Agreement, Fund Accounting Agreement and Transfer Agency Agreement (collectively the "Service Agreements") in a separate written document.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. The amount of the compensation due and payable to BISYS for the services set forth in the Service Agreements is set forth in Schedule A hereto. Such compensation shall be payable during the term of the Service Agreements. In addition to the foregoing, BISYS shall be reimbursed for certain out-of-pocket expenses, as more fully set forth in the Service Agreements.

         2. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Ohio.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                            THE COVENTRY GROUP

                                            By: ________________________________

                                            Title: _____________________________


                                            BISYS FUND SERVICES OHIO, INC.

                                            By: ________________________________

                                            Title: _____________________________




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                                   SCHEDULE A

                          TO THE OMNIBUS FEE AGREEMENT
                             DATED FEBRUARY 22, 2001
                                     BETWEEN
                               THE COVENTRY GROUP
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                      FEES
                                      ----

ASSET-BASED FEES
----------------

         Subject to the annual minimum fees set forth below, the Trust shall pay to BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee for the currently existing Funds computed daily at the annual rate of:

                           Eighteen one-hundredths of one percent (.18%) of such Funds' aggregate average daily net assets up to $1 billion; and

                           Ten one-hundredths of one percent (.10%) of such Funds' aggregate average daily net assets in excess of $1 billion.


MULTIPLE CLASSES
----------------

         Subject to the annual minimum fees set forth below, an additional annual fee of $25,000 shall be charged for each class of shares that is created after the initial class.

ANNUAL MINIMUM FEES
-------------------

         The asset-based fees and the multiple class fees described herein shall be subject to an annual complex minimum fee of $300,000.

PER ACCOUNT FEES
----------------

         BISYS shall be entitled to receive an annual fee of $25.00 per shareholder account.

NEWLY CREATED FUNDS
-------------------

         The asset-based, per account and annual minimum fees set forth above shall be applicable to the



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currently  existing Funds. In the event additional  Funds are created  following the effective date of this Agreement, the fees payable to BISYS with respect to such additional Funds shall be agreed upon by the parties pursuant to a written amendment to this Agreement. In that connection, the parties hereto agree to negotiate in good faith with respect to the nature and amount of such fees.


REIMBURSEMENT OF EXPENSES
-------------------------

         The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in the Service Agreements.





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